EXHIBIT 10.18

     Doskocil Companies Incorporated
     2601 NW Expressway
     Oklahoma City, OK  73112



                                        January 30, 1995

     PERSONAL AND CONFIDENTIAL

     Mr. Larry P. Swafford
     2129 Rosedale
     West Point, MS  39773

     Dear Mr. Swafford:

          Doskocil Companies Incorporated (the "Company") considers it essential to the best interests of the Company to have your services available to the Company. In order to secure your services as Senior Vice President of the Company and President of the Retail Division (the "Retail Division"), the Company has offered and you have accepted the terms and conditions for employment set forth in (i) a letter of offer dated January 23, 1995,
     (ii) a Transition Employment Agreement dated January 30, 1995; and (iii) this agreement (this "Agreement").

               1.  Services to be Provided.  You agree to
     devote substantially all of your business time and atten-

     tion to performing your duties hereunder which include the following:

               a. Responsibility for the day-to-day operation of the Retail Division. All senior personnel of the Retail Division will report to you.

               b.  Responsibility for the development and
     execution of the marketing plan for the Retail Division.

               c. Responsibility for any interaction between the Retail Division and the Company's headquarters and other Divisions.

               d. Responsibility for maintaining and negoti-ating supply and co-packaging agreements of the Retail
     Division.

               e. Assisting in the development and execution of the Retail Division's annual operating plan and five
     (5) year strategic plan.

               f. Assisting the Company in its interactions with its banks, Wall Street and other financing sources and outside constituencies.

               g. Any other executive duties and responsibil-ities which may be assigned to you in writing from time-to-time by the Chief Executive Officer of the Company, or his successor or designee, or such other executive of the Company of comparable rank as the Board of Directors of the Company may direct, or by the Board of Directors of the Company.

          You shall report to the Chief Executive Officer of the Company, or to his successor or designee, or to such other executive of the Company of comparable rank as the Board of Directors of the Company may direct in writing. In the performance of your employment duties, you shall comply with the Company's policies, copies of which have been previously provided to you.

               2.  Term.  The term of this Agreement shall
     refer to the time during which it is in effect. It shall commence on January 30, 1995 and end on January 29, 1998 or an earlier date.

               3. Compensation. During the Term, the Company shall provide you with the following minimum compensation and benefits:

               a. Salary. You shall be paid at the rate of $200,000 per annum (such payment shall be referred to in this Agreement as the "Base Compensation"), payable twice monthly in accordance with the policy of the Company. These payments will be subject to withholding for all applicable taxes.

               b.  Bonus.

               (i)  You have received a sign on bonus of
     $60,000.

               (ii) The Company shall pay you a minimum cash bonus of $70,000, subject to upward adjustment as pro vided in this Agreement. Any amount of cash incentive in excess of such amount shall be as provided in the Com pany's Cash Incentive Plan conditioned upon the Retail Division achieving the performance targets (referred to in this Agreement as an "EBITDA Target") established by the Board of Directors for 1995. Such cash incentive shall be payable in February 1996. Thereafter, cash incentives shall be based on the Company's Cash Incentive Plan.

               (iii)  The Annual Bonus will be paid when the
     other bonuses of senior executives of the Company are or would be paid, according to the policy of the Company.

               c. Expenses. The Company shall promptly reim-burse you for all reasonable expenses incurred by you in connection with your employment pursuant to the terms of this Agreement during the Term, provided you properly account therefor in accordance with the policy of the Company as in effect from time-to-time.

               d. Vacations. The Company shall provide you with four weeks of vacation per year during the Term, to be taken by you at such time or times as shall be mutual-ly convenient to you and to the Company.

               e. Other Benefits. In addition to the afore-mentioned items, the Company shall provide or make avail-able to you such benefits as are described in the Offer Letter and such pension and welfare benefit plans and programs of the Company as are provided to other senior executives of the Company (other than executives who are also employees of affiliated entities), and to receive benefits thereunder, in accordance with their respective terms or in accordance with plans or programs providing you with at least substantially equivalent benefits. You shall also be eligible to participate in the 401(k) plan of the Company during the Term. Except as otherwise set forth in this Agreement, it is understood that you will not participate in any other stock option, bonus or severance plan of the Company. In addition, the Company shall provide you during the Term with a car allowance in accordance with the practice of the Company as of the Effective Date.

               f. Stock Options. As soon as practicable, but in no event later than 90 days after the date of this Agreement, the Company shall cause to be executed, and you shall execute, a stock option agreement with respect to stock options to be granted to you pursuant thereto (the "Swafford Option Agreement"). Pursuant to the Swafford Option Agreement:

               (i) The Company will immediately grant you op-tions to purchase 68,814 shares of the common stock of the Company at a per share price of $9.00. Nine (9%) percent of the options shall be exercisable or vested on January 30, 1995, and 18.2% of the options shall vest on December 31, 1995, and on each December 31 thereafter until all options have vested subject to the performance required under an Option Agreement dated January 30, 1995 and subject to the terms and conditions set forth therein.

               4. Termination During The Term. Your employ-ment hereunder may terminate for any of the following reasons.

               a.  Death.  Your employment shall terminate
     upon your "Death."

               b. Disability. If, as a result of your inca-pacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for any six months within any consecu-tive twelve month period, your employment may be termi-nated for "Disability."

               c. Cause. Termination by the Company of your employment for "Cause" shall mean termination based upon
     (i) your indictment for, or conviction of, any felony or any crime involving moral turpitude, (ii) your committing of any theft, fraud or embezzlement which results in your gain or personal enrichment at the expense of the Compa-ny, (iii) your failure to follow instructions of the Chief Executive Officer of the Company, or his successor or designee, or such other executive of the Company of comparable rank as the Board of Directors of the Company may direct, or of the Board of Directors of the Company,
     (iv) your inability to perform your duties and responsi-bilities as a result of addiction to alcohol or drugs, other than drugs legally prescribed and administered by a duly licensed physician or (v) your breach of any of your obligations under this Agreement including but not limit-ed to breaches of Sections 7, 8 or 9 of this Agreement. You may not be terminated for Cause unless the Company has first specified the act, omission or breach forming the basis for such termination in the Notice of Termina-tion (as hereinafter defined) and you have failed or re-fused to correct such act, omission or breach within ten days of receipt of the Notice of Termination or such act, omission or breach is incapable of being cured.

               d. Voluntary Termination. You may voluntarily terminate your employment at any time during the Term (a
     "Voluntary Termination").

               e. Termination by the Company. The Company may terminate your employment for any reason during the term hereof, including, but not limited to, closing or selling the Retail Division, provided, however, that upon such termination, you will be compensated as provided in
     Section 5.

               f. Notice of Termination. Any termination of your employment shall be communicated by written Notice of Termination to the other party hereto in accordance with this Section 4(e). For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and which shall specify a date as your last day of employment (the "Termination Date").

               5.  Compensation Upon Termination or During
     Disability. Upon termination of your employment or during a period of Disability, you shall be entitled to the following benefits:

               a. If your employment shall terminate during the Term by reason of your Death, the Company shall pay your estate your Base Compensation as though your employment was terminated by the Company without Cause (the "Continued Compensation Period"), and the Bonus for the Bonus Period in which the Termination Date occurs. Thereafter, the Company and its affiliates shall have no further obligations to you other than as provided in this Agreement.

               b. During any period that you fail to perform your full-time duties with the Company as a result of your Disability, you shall continue to receive your Base Compensation during such period, and the Bonus for the Bonus Period in which the Disability occurs. During such period that you fail to perform your full-time duties with the Company as a result of your Disability, you shall continue to receive all compensation payable to you under the Company's disability benefit programs then in effect during such period, unless and until this Agree-ment shall be terminated pursuant to Section 4(b) of this Agreement.

               c. If your employment shall terminate during the Term by reason of your Disability, you shall continue to receive your Base Compensation through the Continued Compensation Period, and the Bonus for the Bonus Period in which the Termination Date occurs. You shall also continue to receive all compensation payable to you under the Company's disability benefit programs then in effect through the expiration of the Term; thereafter, your benefits shall be determined under the retirement, insur-ance and other compensation programs (other than the bonus arrangements described in Section 3(b) of this Agreement) of the Company then in effect in accordance with the terms of such programs.

               d. If your employment shall be terminated by the Company for Cause or as a result of a Voluntary Termination, the Company shall pay you your Base Compen-sation through the date specified as your last day of employment in the Notice of Termination, and the Company and its affiliates shall have no further obligations to you under this Agreement.

               e.  If your employment shall be terminated
     during the Term by the Company other than for Death, Cause or Disability or other than as a result of a Volun-tary Termination, then the Company shall pay you your Base Compensation equal to a one-year period.

               f.  In the event the Company divests the Retail
     Division, you may elect either of the following:

               (i) to receive the equivalent of two years of base compensation upon termination of your employment upon such a divestiture;

               (ii) to remain with the Retail Division (or its assets) and with the acquiring company. If you so elect and remain with such acquiring company for six months or more, then no severance pay is payable from the Company. If you so elect and do not remain so employed for six months, then you shall receive two years of base compensation from the Company;

               (iii) in the event of a change of control of the Company and your employment is terminated, your rights shall be defined by a Transition Employment
     Agreement entered into of even date herewith.

               g. In addition to all other amounts payable to you under this Section 5, you shall be entitled to re-ceive all benefits payable to you under the plans or agreements of the Company relating to retirement benefits pursuant to the terms of such plans.

               6. Successors; Binding Agreement. This Agree-ment and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder. Notwithstanding the fore-going, the Company may assign its rights under this Agreement, but no such assignment shall relieve the Company of its obligations hereunder. This Agreement shall be void and of no further force and effect if the Effective Date shall not have occurred.

               7. Non-Competition. Notwithstanding anything to the contrary contained in this Agreement, you may not engage, anywhere in the United States, in any activities, directly or indirectly, that are competitive in any way with the Company or the Retail Division and may not engage in any business-related activities involving those products currently produced or under development by the Retail Division until the earlier of (a) the first anni-versary of the termination of your employment under this Agreement or (b) the expiration of the Term. The parties hereto agree that the duration and the geographic area for which the covenant not to compete set forth in this
     Section 7 is to be effective are reasonable. However, in the event that any court determines that the time period or the geographic area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and for the greatest area that would not render it unenforce-able. The parties hereto agree that the covenant shall be deemed to be a series of separate covenants, one of each and every state or county of the geographic area where the covenant not to compete is intended to be effective. Notwithstanding the anything to the contrary in this Section 7, ownership of less than five percent of the voting stock of any publicly held corporation shall not constitute a violation of this Section 7.

               8. Non-Solicitation. From the Effective Date of this Agreement until the first anniversary of the termination of your employment under this Agreement, you agree not to solicit any individuals or business entities that were customers of the Company or the Retail Division during your employment and any prospective customers with respect to whom the Company has initiated contacts during the twelve months preceding the termination of your employment. You further agree that for this same period you shall not, directly or indirectly, solicit any em-ployees of the Company or the Retail Division to leave the employ of the Company or the Retail Division.

               9. Confidential Information. During the Term and at all times thereafter, you shall not, without the prior written consent of the Company (except as may be required in connection with any judicial or administra-tive proceeding or inquiry) disclose to any person, other than an officer or director of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of your duties hereunder, any confidential information obtained by you while in the employ of the Company with respect to the business of the Company or the Retail Division, assets or operations, including confidential information relating to the properties, accounts, books, records, supplies, trade secrets and contracts of the Company or the Retail Division.

               10. Return of Documents. Upon termination of your employment for any reason, you agree to return all documents and other property provided to you or prepared by you during your employment with the Company.

               11.  Notice.  For the purpose of this Agree-
     ment, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

               12. Disputes. Any controversy or claim aris-ing out of or relating to this Agreement, or any breach hereof, shall be settled by submitting the matter to binding arbitration in Oklahoma City, Oklahoma, or at such other location the parties agree by and pursuant to the rules of the American Arbitration Association then in effect. The determination of the arbitrator shall be conclusive and binding on the Company and you, and judg-ment may be entered on the arbitrator's award in any court of competent jurisdiction.

               13.  Miscellaneous.  No provision of this
     Agreement may be modified, waived or discharged unless such waiver, modification or discharge shall be agreed to in writing and signed by you and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or other-wise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All descrip-tive headings in this Agreement are inserted for conve-nience only and shall be disregarded in construing or applying any provision of this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations under Sections 5, 7, 8 and 9 shall survive the expiration of this Agreement or the termination of your employment.

               14.  Validity.  The invalidity or
     unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

               15.  Counterparts.  This Agreement may be
     executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

               If you agree that this letter sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                              Sincerely,

                              DOSKOCIL COMPANIES INCORPORATED



                              By:(R. Randolph Devening)
                                 Name:  R. Randolph Devening
                                 Title: Chairman, President
                                 and Chief Executive Officer


     Agreed to this 30th day
     of January, 1995


     (Larry P. Swafford)
        Larry P. Swafford